                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              A.M. CASTLE & CO.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                              A.M. CASTLE & CO.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

                               CASTLE METALS LOGO

MICHAEL SIMPSON
Chairman of the Board                                             March 16, 1998

Dear Castle Stockholder:

     You are cordially invited to attend A. M. Castle & Co.'s Annual Meeting of Stockholders which will be held on Thursday, April 23, 1998 at 10:00 a.m. in our offices at 3400 North Wolf Road, Franklin Park, Illinois.

     At the meeting we will report to you on current business conditions and recent developments at Castle. Members of the Board of Directors and many of our executives will be present to discuss the affairs of Castle with you.

     Whether or not you attend our Annual Meeting, it is important that you sign, date and return your Proxy as soon as possible. If you do attend the meeting and wish to vote in person, your Proxy will then be revoked at your request so that you can vote personally. Therefore, I urge you to return your Proxy even if you currently plan to be with us for the meeting.

     I look forward, with other members of management, to the opportunity of meeting you on April 23.

                                             Sincerely,

                                             MICHAEL SIMPSON SIGNATURE
                                             Michael Simpson

                               A. M. CASTLE & CO.
                              3400 North Wolf Road
                         Franklin Park, Illinois 60131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          ---------------------------

                                         Franklin Park, Illinois, March 16, 1998

     NOTICE IS HEREBY GIVEN, that the Annual Meeting of the Stockholders of A.
M. Castle & Co. will be held at the general offices of the Company, 3400 North Wolf Road, Franklin Park, Illinois on THURSDAY, APRIL 23, 1998, at 10 o'clock in the forenoon, Central Daylight Savings Time, for the purposes of considering and acting upon the following:

     1.  The election of eleven Directors of the Company;

     2. The ratification of the appointment of Arthur Andersen & Co. as independent public accountants for the year 1998, and

     3. The transaction of any other business which may properly come before the meeting.

     Stockholders of record at the close of business February 23, 1998, only, are entitled to notice of, and to vote at, the meeting.

     Stockholders who do not expect to attend in person are urged to execute and return the accompanying Proxy in the enclosed envelope. No postage is needed if mailed in the United States.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                     JERRY M. AUFOX
                                                       Secretary

                               A. M. CASTLE & CO.
                              3400 North Wolf Road
                            Franklin Park, IL 60131

                               ------------------

                                PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                 APRIL 23, 1998

                               ------------------

     The enclosed Proxy is solicited by the Board of Directors of A. M. Castle & Co. for use at the Annual Meeting. Any Proxy given pursuant to such solicitation may be revoked by the Stockholder at any time prior to the voting of the Proxy. Holders of shares of Common Stock, the only class of voting security of the Company, are entitled to one vote per share on all matters to come before the meeting. As of February 23, 1998, the record date for determining the Stockholders entitled to notice of and to vote at the meeting, there were 14,040,972 outstanding shares of Common Stock of the Company.

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company, including upon request, expenses incurred by brokerage houses and fiduciaries in forwarding Proxies and Proxy Statements to their principals. The original solicitation of Proxies by mail may be supplemented by telephone, telegraph, facsimile, written and personal solicitation by Officers, Directors, and employees of the Company; however, no additional compensation will be paid to such individuals.

     The Annual Report of the Company for the fiscal year ended December 31, 1997, is enclosed with this Proxy Statement. The approximate date of mailing this Proxy Statement and the enclosed Proxy is March 16, 1998.

                      CANDIDATES FOR ELECTION AS DIRECTORS

     Eleven directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Proxies received by the Board of Directors will be voted for the election of the nominees named below, unless otherwise specified. In the event any of the nominees shall unexpectedly become unavailable for election, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board of Directors. The persons elected as Directors are to serve a term of one year until the next Annual Meeting and until their successors are elected and qualified.

                 INFORMATION CONCERNING NOMINEES FOR DIRECTORS

     The following information is given for individuals who have been recommended for election by the Human Resources Committee of the Board of Directors. Set forth below is the name of each nominee, the corporation or other organization which is the principal employment of the nominee, the year in which each nominee first became a Director of the Company, the nominee's age and the committees on which each nominee serves.

-----------------------------------------------------------------------------------------------

DANIEL T. CARROLL                  Director since 1982                                      Age 72
                                   Chairman of The Carroll Group, Inc. (Management Consulting
                                   Firm). Mr. Carroll is also a Director of American Woodmark
                                   Corp., Aon Corporation, Comshare, Inc., Diebold,
                                   Incorporated, Oshkosh Truck Corporation, Homes Protection
                                   Group, Inc. Recombinant BioCatalysis, Inc., Wolverine World
                                   Wide, Inc. and Woodhead Industries, Inc.
                                   Member of Human Resources Committee
-----------------------------------------------------------------------------------------------

EDWARD F. CULLITON                 Director since 1983                                      Age 56
                                   Vice President and Chief Financial Officer of A. M. Castle &
                                   Co. Mr. Culliton was elected Vice President in 1977 and CFO in 1995.
-----------------------------------------------------------------------------------------------

WILLIAM K. HALL                    Director since 1984                                      Age 54
                                   Chairman and Chief Executive Officer of Falcon Building
                                   Products, Inc. (Diversified Manufacturer of Building
                                   Products). Dr. Hall is also a Director of Gencorp and Falcon
                                   Building Products, Inc.
                                   Chairman of Audit Committee
-----------------------------------------------------------------------------------------------

ROBERT S. HAMADA                   Director since 1984                                      Age 60
                                   Dean and Edward Eagle Brown Distinguished Service Professor
                                   of Finance at the Graduate School of Business, University of
                                   Chicago since 1993. Dr. Hamada is a Director of the National
                                   Bureau of Economic Research, the Northern Trust Corporation
                                   and The Chicago Board of Trade.
                                   Member of Human Resources Committee
-----------------------------------------------------------------------------------------------

PATRICK J. HERBERT, III            Director since 1996                                      Age 48
                                   President of Simpson Estates, Inc. (Private Management
                                   Firm).
                                   Member of Human Resources Committee
-----------------------------------------------------------------------------------------------

JOHN P. KELLER                     Director since 1980                                      Age 58
                                   President of Keller Group, Inc. (Industrial Manufacturing
                                   and Coal Mining Company). Mr. Keller is also a Director of
                                   Castle Energy Corporation, Old Kent Financial Corporation
                                   and MacLean-Fogg Co.
                                   Member of Audit Committee
-----------------------------------------------------------------------------------------------

JOHN W. MCCARTER, JR.              Director since 1983                                      Age 60
                                   President of Field Museum (Chicago), prior to 1997 Senior
                                   Vice President of Booz, Allen & Hamilton, Inc. (Management
                                   Consulting Firm). Mr. McCarter is also a Director of W. W.
                                   Grainger, Inc., The LaSalle Partner Funds, Inc., HT Insight
                                   Funds, Inc. and a Trustee of Harris Insight Funds Trust
                                   (Registered Investment Corporation).
                                   Member of Audit Committee
-----------------------------------------------------------------------------------------------

JOHN MCCARTNEY                                                                              Age 45
                                   President, Client Access Business Unit, 3 Com Corporation.
                                   Prior to the June 12, 1997 merger of 3 Com and U.S. Robotics
                                   Corporation, Mr. McCartney was President and Chief Operating
                                   Officer of U.S. Robotics. Prior to January 1997 he was
                                   Executive Vice President and Chief Operating Officer and
                                   prior to January 1996 Executive Vice President,
                                   International Operations.
-----------------------------------------------------------------------------------------------

RICHARD G. MORK                    Director since 1988                                      Age 62
                                   President and Chief Executive Officer of A. M. Castle & Co.
                                   Mr. Mork was elected Senior Vice President in 1988, Chief
                                   Operating Officer in 1989 and President and Chief Executive
                                   Officer in 1990.
-----------------------------------------------------------------------------------------------

JOHN W. PUTH                       Director since 1995                                      Age 69
                                   Principal -- J.W. Puth Associates (a Consulting Firm). Mr.
                                   Puth is also a Director of Allied Products Corporation,
                                   Brockway Standard, Inc., L.B. Foster, Inc., Lindberg
                                   Corporation, System Software Associates, Inc., and U.S.
                                   Freightways, Inc.
                                   Chairman of Human Resources Committee
-----------------------------------------------------------------------------------------------

MICHAEL SIMPSON                    Director since 1972                                      Age 59
                                   Chairman of the Board of A. M. Castle & Co. Mr. Simpson was
                                   elected Vice President of A. M. Castle & Co. in 1977 and
                                   Chairman of the Board in 1979.
-----------------------------------------------------------------------------------------------

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has two standing committees -- an Audit Committee, and a Human Resources Committee.

     The Audit Committee of the Board of Directors is comprised of four Directors, none of whom may be employed on a full-time basis by the Company. The Audit Committee is charged with recommending appointment of the independent auditor, consulting with the independent auditors and reviewing the results of internal audits, and the audit report of the independent auditors engaged by the Company. The committee has oversight responsibilities for investment strategies of the Company's pension plan investments. Further, the Audit Committee is empowered to make independent investigations and inquiries into all financial reporting or other financial matters of the Company as it deems necessary. The Committee meets not less than twice a year.

     The Human Resources Committee, comprised of four directors, reviews and recommends compensation with respect to the Officers of the Company and administers and directs operation of the 1989 Long Term Incentive Compensation Plan, the 1996 Restricted Stock and Stock Option Plan and other compensation benefits granted to various Officers. The Committee is also charged with making recommendations to the Board of Directors concerning institution, continuation, or discontinuation of benefit compensation plans and programs for officers and succession planning for officers and key managers. In 1992 the Committee took on the responsibilities formerly handled by the Nominating Committee. Therefore the Committee also reviews applications, interviews, and recommends nominees to the Board of Directors to be presented to Stockholders at the Annual Meeting. The Committee has established standards and criteria for the selection and nomination of candidates to the Board of Directors and for membership on the various committees of the Board. Any Stockholder who wishes to recommend individuals for nomination to the Board of Directors is invited to do so by supplying in writing to the Human Resources Committee the name of the individual, and his or her credentials and background material for review by the Human Resources Committee.

     During the last fiscal year, the Board of Directors held its four scheduled meetings. In addition, there were two meetings of the Audit Committee and four meetings of the Human Resources Committee. All the Directors attended 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of each committee on which they served.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK OWNERSHIP OF NOMINEES

     The following table sets forth, with respect to the Company's common stock (the only class of voting securities) the number of shares and percentage of the Common Stock of the Company owned beneficially, directly, or indirectly by each Director and nominee as of February 20, 1998:

                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY   PERCENT
                NAME OF NOMINEE OR DIRECTOR                        OWNED(1)        OF CLASS
                ---------------------------                   ------------------   --------
Daniel T. Carroll...........................................          3,162          0.02%
Edward F. Culliton..........................................         43,068(2)       0.31%
William K. Hall.............................................          1,053          0.01%
Robert S. Hamada............................................          1,580          0.01%
Patrick J. Herbert, III.....................................      2,905,682(3)      20.69%
John P. Keller..............................................          1,265          0.01%
John W. McCarter, Jr........................................          2,303          0.01%
John McCartney..............................................             --            --
Richard G. Mork.............................................         78,134          0.56%
John W. Puth................................................          1,625          0.01%
Michael Simpson.............................................        625,724(4)       4.46%

------------------------------
(1) The nature of beneficial ownership of securities is direct unless otherwise indicated by footnote. Beneficial ownership, as shown in the table, arises from sole voting power and sole investment power, unless otherwise indicated by footnote.

(2) Includes 671 shares owned by Mr. Culliton's wife. Mr. Culliton disclaims any beneficial interest in such shares.

(3) Includes 62,805 shares with respect to which Mr. Herbert has sole voting power and 2,837,922 shares to which voting power is shared. Mr. Herbert has sole dispositive power with respect to 1,475,424 shares and shared dispositive power over 893,006 shares. Mr. Herbert disclaims any beneficial interest with respect to 2,900,727 shares.

(4) Includes 453,631 shares which Mr. Simpson also owns beneficially in five trusts, and 67,463 shares held by another trust in which he is one of five beneficiaries.

PRINCIPAL STOCKHOLDERS

     The only persons who held of record as of February 23, 1998, or, to the knowledge of the Management, owned beneficially, more than 5% of the outstanding shares of Common Stock of the Company are the following:

                                                                                PERCENT
                      NAME AND ADDRESS                        SHARES(1)         OF CLASS
                      ----------------                        ---------         --------
Patrick J. Herbert, III.....................................  2,905,682(2)       20.69%
  Suite 1232
  30 North LaSalle Street
  Chicago, Illinois 60602-2504
First Chicago NBD Corporation...............................  2,300,444(3)       16.38%
  One First National Plaza
  Chicago, Illinois 60670-0287
W. B. & Co., an Illinois partnership........................  1,967,060(4)       14.01%
  Suite 1232
  30 North LaSalle Street
  Chicago, Illinois 60602-2504
Pioneering Management Corporation...........................    964,725           6.87%
  60 State Street
  Boston, Massachusetts 02109-1820
United States Trust Company of New York.....................    827,367(3)        5.89%
  114 West 47th Street
  New York City, New York 10036-1532

------------------------------
(1) The nature of beneficial ownership of securities is direct unless otherwise indicated by footnote. Beneficial ownership, as shown in this table, arises from sole voting power and sole investment power unless otherwise indicated by footnote.

(2) Includes 1,967,060 shares indicated below as owned by W. B. & Co. Mr. Herbert has sole voting power with respect to 62,805 shares and shared voting power with respect to 2,837,922 shares; he has sole dispositive power with respect to 1,475,424 shares and shared dispositive power with respect to 893,006 shares.

(3) Beneficial ownership acquired in behalf of others via either a trust/fiduciary capacity and/or portfolio management/agency relationship.

(4) See Footnote (3) under "Stock Ownership of Nominees".

MANAGEMENT STOCK OWNERSHIP

                                                    SHARES OF
                                                   COMMON STOCK
                                                   BENEFICIALLY   PERCENT OF
                 NAME OF OFFICER                      OWNED         CLASS
                 ---------------                   ------------   ----------
Michael Simpson..................................     625,724(1)     4.46%
Richard G. Mork..................................      78,134        0.56%
Edward F. Culliton...............................      43,068(1)     0.31%
Alan D. Raney....................................      12,563        0.09%
Stephen V. Hooks.................................      34,836        0.25%
All Directors and Officers as a Group............   3,805,870       27.11%

------------------------------
(1) See Footnotes under "Stock Ownership of Nominees".

SECTION 16(A) EXCHANGE ACT REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, the American Stock Exchange and the Chicago Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers and directors were met.

DIRECTORS' COMPENSATION

     Directors who are not Officers of the Company, or of a Subsidiary, received an annual retainer of $14,000 and $1,000 for each meeting of the Board of Directors and meetings of committees of the Board attended, except Directors who Chair a Board committee receive an additional retainer of $1,000 annually.

     In 1987, the Board of Directors adopted the Director's Deferred Compensation Plan. Under the Plan maintained by the Company, Directors who are not Officers of the Company have the option to defer payments of the retainer and meetings fees in either a stock equivalent unit account or an interest account. Fees held in the interest account are credited with interest at the rate of 6 percent per year compounded annually. Fees deferred in the stock equivalent accounts are divided by the A. M. Castle & Co. common stock price on the 15th day after the meeting for which payment is made. The resultant are called share units. The stock equivalent account will be credited on a dividend payment date with units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the Director's account on the record date of the dividend. The share units are maintained until the account is closed. Disbursement of the interest account and the stock equivalent unit account can be made only upon resignation or retirement from the Board or upon death of a Director.

     Payment from the stock equivalent unit account is made in shares of A. M. Castle & Co. common stock, it will be made as of the date of the request or termination event, whichever occurs last. The stock distribution will be treasury shares, shares purchased on the open market, or authorized or unissued shares as determined under the Plan.

     Only fees earned as a Director of A. M. Castle & Co. can be deferred under the Plan. In 1997 $117,500 was paid to Directors and $60,500 was deferred under the Plan.

     In 1995, the Board of Directors adopted the 1995 Directors Stock Option Plan, which authorized the issuance of up to 150,000 shares of common stock of the Company to outside (non-employee) directors. This Plan was approved by the shareholders at the annual meeting held in April of 1995. Under the Plan, non-employee directors are granted an option to purchase 1,500 shares of the Company's common stock on the first business day in June of each year at a price equal to the closing price of the Company's common stock as reported by the American Stock Exchange and/or Chicago Stock Exchange for that date; or if no trade occurred on that date, the next preceding date for which there is a reported sale.

     The option expires five (5) years after the date on which it is granted. The option also expires upon the outside director's termination of service from the Board, unless it is due to death, disability or retirement, in which case there is a period of either six (6) months or one (1) year in which to exercise. Pursuant to the Plan, last year the eight (8) outside directors were granted an option of 1,500 shares each at the option price of $21.875.

                COMPENSATION COMMITTEE'S REPORT TO SHAREHOLDERS

     The executive compensation program is administered by the Human Resources Committee of the Board of Directors (the "Committee") which is comprised of the individuals listed below who are directors of the corporation with responsibilities for all compensation matters for the corporation's senior management. The Committee has overall responsibility to review and recommend broad based compensation plans to the Board of Directors and annual compensation, including salary, cash bonus programs, long term incentive plans and executive benefits for the officers of the Company.

     The Committee and the management of the Company are committed to the principle that remuneration should be commensurate with performance and the attainment of pre-determined financial and strategic objectives, while at the same time externally competitive in order to attract and keep highly qualified personnel. In carrying out this objective, the compensation for executives is broken down into three basic categories: base salary, short term incentive and long term incentive compensation.

BASE COMPENSATION

     The base salary is set in the middle of the range of base salaries offered by companies of comparable size. In establishing base salaries, the Committee utilizes outside consultants and industrial surveys to assure that such base salaries are proper and externally competitive.

SHORT TERM INCENTIVE COMPENSATION

     Short term incentive compensation opportunities are provided by the Company's Management Incentive Plan. The Management Incentive Plan pays annual cash incentives upon achievement of short term financial objectives which are set by the Board. Each year the Board establishes an objective for the rate of return on net worth, after taxes, for the forthcoming fiscal year for the Company as a whole, and further approves other objectives for each business unit for the Company. The objectives when met will result in the Company reaching the established rate of return. An executive's incentive is based upon performance of the segment for which he is responsible and/or on the Company as a whole. The incentive is earned on a prorata basis as the established goals are exceeded. Under the Plan, if the established goals are not reached, no incentive is paid.

LONG TERM INCENTIVE COMPENSATION

     The long term incentive program for executives consists of two types:
Incentive Stock Options granted by the Committee under the 1996 Restricted Stock and Stock Option Plan approved by the shareholders in 1996 -- and long term incentive awards under the Company's 1989 Long Term Incentive Plan approved by the shareholders in 1989.

STOCK OPTIONS

     Stock Option Grants provide the right to purchase shares of common stock at an exercise price (the closing price of Castle common stock on the date of the grant). Each stock option becomes exercisable after one year following the grant, and has a five (5) year term. The Committee has granted stock options to senior management, officers and other key employees on an annual basis. The option grants cover shares of common stock authorized under stockholder approved plans. Stock options were granted by the Committee in 1996. The Committee granted stock options reflected in the tables that follow this report. The number of options when granted reflect competitive industry practice as reported and analyzed by independent industrial surveys, based on position, responsibilities and performance of the recipient.

LONG TERM INCENTIVE AWARDS

     The long term incentive participations are made annually and are awarded at the end of a three (3) year cycle, subject to the achievement of a three (3) year compound total return to shareholders which exceeds the compound return of the S&P 500 by at least 1.5 percentage points. For the three year cycle ending on December 31, 1997, the Committee named and the board ratified the three key members of senior management Mr. Simpson, Mr. Mork and Mr. Culliton as participants. The awards are not made if the performance threshold of compound total rate of return of Castle common stock does not exceed the S&P 500 by 1.5 percentage points. 100% of the award is attained if the three (3) year average compound rate of return of the Company stock exceeds the S&P 500 by 5.5 percentage points. The awards are made in restricted stock which vests fifty percent (50%) after one year and the remaining fifty percent (50%) after the second year. During the two (2) year vesting period after the stock is granted, the participant receives dividends of the shares and also has a right to vote the awarded shares. For the three (3) year cycle ending with 1996, the Committee reviewed the degree of achievement on cumulative shareholder return established in the Long Term Incentive Plan for 1995 - 1997, and determined that the Company's three year compound rate of return did not exceed the S&P 500 by 1.5 percentage points. As a result no awards were made.

     Also for 1997, the corporate performance under the Management Incentive Plan exceeded the established threshold return on net worth after taxes for the Company as a whole. Messrs. Simpson, Mork and Culliton received an incentive award. Messrs. Raney and Hooks, who had a portion of their objective based on the performance of the Advanced Materials Products Group and Midwest Region, respectively, exceeded their objectives and attained an incentive award.

CHANGE IN CONTROL AGREEMENTS

     On January 25, 1996, the Board of Directors of A. M. Castle & Co. approved Change in Control Agreements between the Company and the three senior executives, Messrs. Michael Simpson, Richard G. Mork and Edward F. Culliton. The Change in Control Agreements require two events to occur before any payments can be made. Upon the occurrence of the two events (commonly referred to as a double trigger), the Agreement provides for a lump sum, based on total compensation paid to the executives over the twelve (12) month period prior to the occurrence of a "Change in Control Event", to be paid upon the executive's termination of employment. Except for Mr. Mork, the amount paid under the Agreement cannot exceed 2.99 times the executive's total average compensation over the prior five years. Mr. Mork's agreement provides that if the lump sum exceeds 2.99 times his total average compensation over the prior five years, the amount paid will be increased to cover this amount of any excise tax which may be levied on the amount paid.

     The Change in Control Event set forth in the agreements is either (i) a change in ownership, direct or indirect, in excess of twenty five percent (25%) of the outstanding shares of the Company by a group or person who did not have such an amount on January 25, 1996; (ii) the occurrence of any transaction relating to Castle required to be described pursuant to the requirements of Item 5(f) of Schedule 14(a) of Regulation 14(a) of the Securities and Exchange Act of 1934; or (iii) any change in composition of the Board of Directors over a two year period which results in the present directors not constituting the majority at the period two years thereafter, excluding any new individuals who are elected under or by recommendation of the then present majority of the Board.

     In addition to a Change in Control Event, the executive's right to payment arises, if within twenty four (24) months of the Change in Control Event (1) the duties or the responsibilities of the executive are substantially changed or reduced; or the executive is transferred or relocated; or that the compensation rate of the executive is reduced; and (2) the executive terminates his/her employment, or the executive is discharged for whatever reason other than for cause, death or disability.

THE HUMAN RESOURCES COMMITTEE

     John W. Puth, Chairman
     Robert S. Hamada
     Patrick J. Herbert, III

     The tables which follow and the accompanying narrative and footnotes reflect the decisions covered by the above discussion.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table shows, for the fiscal years ending December 31, 1995, 1996 and 1997 the cash compensation paid by the Company and its subsidiaries, as well as other compensation paid or accrued for those years, to each of the five
(5) most highly compensated executive officers of the Company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                          -------------------------------
                                                                                 AWARDS           PAYOUTS
                          ANNUAL COMPENSATION                             ---------------------   -------
-----------------------------------------------------------------------   RESTRICTED   OPTIONS/              ALL OTHER
                                                           OTHER ANNUAL     STOCK        SARS      LTIP     COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR   SALARY     BONUS    COMPENSATION    AWARD(S)      (#)      PAYOUTS       (1)
 ---------------------------    ----   ------     -----    ------------   ----------   --------   -------   ------------
Richard G. Mork(1)              1997   345,000   198,337      15,258                    18,300                 23,060
President & CEO                 1996   325,000   178,807      16,216       104,065      19,195    81,934       32,474
                                1995   310,000   183,741      14,988        87,356                68,644       20,600
Michael Simpson                 1997   241,781   140,692      19,898                     3,000                 17,563
Chairman of the Board           1996   248,000   139,706      18,631        68,357       3,000    53,829       27,503
                                1995   260,000   168,887      23,315        65,812                51,687       19,010
Edward F. Culliton              1997   180,000    91,786       8,713                     7,900                 13,054
Vice President & CFO            1996   178,000    84,324       8,269        40,637       8,410    32,024       18,624
                                1995   173,000    96,570       6,680        48,094                21,626       18,384
Alan D. Raney                   1997   152,000    82,089       4,946                     7,200                 10,762
Vice President -- Advanced      1996   144,000    68,400       4,957                     7,650                 15,404
  Materials Group               1995   138,000    77,237       4,516                                           14,697
Stephen V. Hooks                1997   150,000    81,437       2,906                     7,100                 10,674
Vice President -- Mid-West      1996   142,000    67,200       2,918                     7,550                 15,057
  Region
1995                            1995   134,000    74,125       2,788                                           14,779

------------------------------
(1) Consists of Company contribution to A. M. Castle & Co. Employees Profit Sharing Plan (a defined Contribution Plan) and a Top Hat Supplemental Plan.

STOCK OPTIONS

     The following table sets forth information with respect to the named executives concerning the grants of stock options or restricted stock grants made under the Company's 1996 Restricted Stock and Stock Option Plan during the last fiscal year.

OPTION EXERCISE AND HOLDINGS

     The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year, and the unexercised options held as of the end of the fiscal year. The price of A.
M. Castle & Co. common stock as of the close of business at the end of the fiscal year was $22.875 per share.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                       SECURITIES       VALUE OF
                                                                       UNDERLYING      UNEXERCISED
                                                                       UNEXERCISED    IN-THE-MONEY
                                                                      OPTIONS/SARS    OPTIONS/SARS
                                                                      AT FY-END (#)   AT FY-END ($)
                                                                      -------------   -------------
                                     SHARES ACQUIRED  VALUE REALIZED  EXERCISABLE/    EXERCISABLE/
NAME                                 ON EXERCISE (#)       ($)        UNEXERCISABLE   UNEXERCISABLE
----                                 ---------------  --------------  -------------   -------------
Richard G. Mork....................         0               0         19,195/18,300   79,179/18,300
Michael Simpson....................         0               0          3,000/3,000    12,375/3,000
Edward F. Culliton.................         0               0          8,416/7,900    34,716/7,900
Alan D. Raney......................         0               0          7,650/7,200    31,556/7,200
Stephen V. Hooks...................         0               0          7,550/7,100    31,144/7,100

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS                                     POTENTIAL
-------------------------------------------------------------------------------      REALIZABLE      ALTERNATIVE TO
                                                                                  VALUE AT ASSUMED    (F) AND (G):
                                         PERCENT OF                               ANNUAL RATES OF      GRANT DATE
                          NUMBER OF        TOTAL                                    STOCK PRICE           VALUE
                          SECURITIES    OPTIONS/SARS                              APPRECIATION FOR   ---------------
                          UNDERLYING     GRANTED TO    EXERCISE OR                  OPTION TERM
                         OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------     GRANT DATE
                         GRANTED (#)    FISCAL YEAR      ($/SH)         DATE      5% ($)   10% ($)   PRESENT VALUE $
NAME(A)                      (B)            (C)            (D)          (E)        (F)       (G)           (H)
-------                  ------------   ------------   -----------   ----------   ------   -------   ---------------
Richard G. Mork.........    18,300          18.4%        21.875       7/24/02                            105,408
Michael Simpson.........     3,000           3.0%        21.875       7/24/02                             17,280
Edward F. Culliton......     7,900           7.9%        21.875       7/24/02                             45,504
Alan D. Raney...........     7,200           7.2%        21.875       7/24/02                             41,472
Stephen V. Hooks........     7,100           7.1%        21.875       7/24/02                             40,896

------------------------------
(h) The Grant Date Present Value was determined by using the Black-Scholes pricing model.

LONG TERM INCENTIVE PLAN

     There were no awards earned by the named executives under the Long Term Incentive Plan during the last fiscal year under the Company's 1989 Long Term Incentive Plan.

PENSION PLANS

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plan and years of service with the Company and its subsidiaries:

                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
                                  ------------------------------------------------------------------------
         REMUNERATION               10        15         20         25         30         35         40
         ------------             ------    -------    -------    -------    -------    -------    -------
$145,000......................    24,167     36,250     48,333     60,417     72,500     84,583     96,667
 185,000......................    30,833     46,250     61,667     77,083     92,500    107,917    123,333
 200,000......................    33,333     50,000     66,667     83,333    100,000    116,667    133,333
 250,000......................    41,667     62,500     83,333    104,167    125,000    145,833    166,667
 275,000......................    45,833     68,750     91,667    114,583    137,560    160,417    183,333
 300,000......................    50,000     75,000    100,000    125,000    150,000    175,000    200,000
 325,000......................    54,167     81,250    108,334    135,417    162,500    189,583    216,667
 400,000......................    66,667    100,000    133,333    166,667    200,000    233,333    266,667
 450,000......................    75,000    112,500    150,000    187,500    225,000    262,500    300,000

     The Pension benefits shown in the Pension table above are determined by the remuneration, which is the average of the highest cash compensation paid (approximately base salary plus bonus as shown in the Summary Compensation Table), for any five (5) consecutive years of service prior to retirement. Pensions are paid as a straight life annuity and subject to reduction for a joint and survivor benefit, if elected. The amounts shown in the table above are prior to reduction for social security benefits. Benefits are reduced based on one-half (1/2) of the social security benefits for the individual attributable to the working period with the Company.

     The current fully accredited years of services for Messrs. Mork, Simpson, Culliton, Raney and Hooks under the Plan are 41, 29, 33, 12 and 25 years, respectively.

                              COMPANY PERFORMANCE

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The SEC requires that the Company include in this proxy statement a line-graph presentation comparing the Company's cumulative, five-year shareholder total returns to those of the S&P 500 Stock Index and either a nationally recognized industry standard or a peer group of companies selected by the Company. Since there is no nationally recognized industry standard consisting of metal service centers or specialty metal distributors, and there are three competitors of the Company two of which are publicly held and actively traded on a national exchange, for a period of more than one year. The Board of Directors has approved a peer group which also includes durable goods manufacturers and distributors for purposes of this performance comparison. These companies were selected based on comparable market capitalizations (both more and less than the Company's). A list of these companies follows the graph below:


                     A.M. Castle & Co.      S&P 500        Peer Group
                       100                  100               100
1993                   151.8                110.0             132.6
1994                   187.47               114.43            154.61
1995 (2)               387.32               153.33            194.54
1996                   341.23               188.59            240.42
1997 (3)               405.04               251.21            312.93

PEER GROUP COMPANIES:(1)

     Binks Manufacturing                      Steel Technologies, Inc.
     Lindberg Corporation                       Varlen Corporation
 Reliance Steel & Aluminum Co.                Weirton Steel Corporation
     Ryerson Tull, Inc.                       Wynn's International, Inc.
    SPS Technologies Inc.



(1) Control Steel & Wire Company was dropped from the Peer Group due to lack of trade/pricing information.

(2) Reliance Steel & Aluminum Common Stock was first publicly traded on 9/16/94.

(3) Ryerson Tull, Inc. Common Stock was first publicly traded second quarter of 1996.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors has, subject to ratification by the Stockholders, appointed Arthur Andersen & Co. to examine the consolidated financial statements and other records of the Company for the fiscal year ending December 31, 1998, and the management will present to the Annual Meeting a proposal that such appointment be ratified.

     During 1997, Arthur Andersen & Co. examined the financial statements of the Company and its Subsidiaries, including those included in the Annual Report to Stockholders, and consulted on annual and quarterly reports filed with the Securities and Exchange Commission and others.

     Each year the Audit Committee reviews and approves in advance the scope of the annual audit by the Company's independent accountant. The Audit Committee also approves all non-audit professional services including the examination of the financial statements of the Employee Retirement Plan, Profit Sharing Plan and review of tax returns. The Audit Committee approved the non-audit services and considered the possible effect on the accountant's independence at its October meeting prior to those services being performed.

     As at past years' Stockholders meeting, representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from Stockholders. The favorable vote of the holders of a majority of the shares of common stock represented in person or by Proxy at the meeting will be required for such ratification. If a negative vote results, the matter will be referred to the Audit Committee for a recommendation to the Board of Directors.

                                 OTHER MATTERS

     The Management does not know of any matters to be presented to the meeting other than the matters set forth in the Notice of the Meeting. However, if any other matters come before the meeting, it is intended that the holders of the Proxies will vote thereon in their discretion.

STOCKHOLDER PROPOSALS

     Proposals by Stockholders to be considered for inclusion in the Company's Proxy Material for the next Annual Meeting of Stockholders must be received by the Company at its principal executive office not later than December 18, 1998.

                                             JERRY M. AUFOX
                                             Secretary
March 16, 1998

         This Proxy is Solicited on Behalf of the Board of Directors
                              A.M. CASTLE & CO.
               Annual Meeting of Stockholders on April 23, 1998


P
R
O
X
Y The undersigned hereby constitutes and appoints Michael Simpson and John P. Keller and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of A.M. Castle & Co. to be held at the office of the Company, 3400 North Wolf Road, Franklin Park, Illinois on Thursday April 23, 1998, and at any adjournments thereof, on all matters coming before said meeting.

        Election of Directors, Nominees:

        Daniel T. Carroll, Edward F. Culliton, William K. Hall, Robert S. Hamada, Patrick J. Herbert, III, John P. Keller, John W. McCarter, Jr., John McCartney, Richard G. Monk, John W. Puth, and Michael Simpson.

        You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote shares unless you sign and return this card.


                                         _____________________________
                                        |                             |
                                        |       SEE REVERSE SIDE      |
                                        |_____________________________|


    ___
   |   |  Please mark your                                      |
   | X |  votes as in this                                      |
   |___|  example.                                              |______



This proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this proxy will be voted FOR Election of Directors, and FOR Proposal 2.


                         FOR         WITHHELD                                                    FOR       AGAINST      ABSTAIN

1. Election of           _____        _____             2. Approval of Arthur Andersen & Co.     _____        _____       _____
   Directors            |     |      |     |               As Independent Accountants for       |     |      |     |     |     |
                        |_____|      |_____|               the year 1998.                       |_____|      |_____|     |_____|
                                                                                                                          _____
                                                                                               Change of                 |     |
FOR, except vote withheld from the following nominee(s):                                       Address                   |_____|

________________________________________________________



_________________________________ Date_________________________,1997 __________________________________ Date _________________, 1997
        SIGNATURE                                                        SIGNATURE IS HELD JOINTLY


(NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, ATTORNEYS, GUARDIANS, TRUSTEES, ETC. SHOULD SO
INDICATE WHEN SIGNING, GIVING FULL TITLE AS SUCH.  IF SIGNER IS A CORPORATION, EXECUTE IN FULL CORPORATE NAME BY AUTHORIZED
OFFICER IF SHARES ARE HELD IN THE NAME OF TWO OR MORE PERSONS ALL SHOULD SIGN.)
